Exhibit 5.1

Our ref	VSL/815090-000001/28305503v1
Direct tel	+852 3690 7513
Email	vivian.lee@maples.com

MicroAlgo Inc.

Unit 507, Building C, Taoyuan Street

Long Jing High and New Technology Jingu Pioneer Park

Nanshan District, Shenzhen

People’s Republic of China

18 December 2023

MicroAlgo Inc.

We have acted as Cayman Islands legal advisers to MicroAlgo Inc. (the “Company”), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Company’s registration statement on Form F-3 dated 18 December 2023 (the “Registration Statement”) relating to the following securities to be issued and sold by the Company from time to time (“Securities”):

a)	up to US$100,000,000 of (i) ordinary shares of the Company of par value US$0.001 per share (“Ordinary Shares”); (ii) preferred shares of the Company of par value US$0.001 per share (“Preferred Shares”); (iii) debt securities, which may include debt securities exchangeable for or convertible into Ordinary Shares or Preferred Shares, and which may be secured or unsecured, and which may be senior debt securities, senior subordinated debt securities or subordinated debt securities of the Company (collectively, “Debt Securities”), each series of Debt Securities to be issued under indentures to be entered into by the Company and the trustee for such Debt Securities (the “Indentures”); (iv) warrants to purchase Ordinary Shares, Preferred Shares or Debt Securities (“Warrants”), such Warrants to be issued under warrant agreements to be entered into between the Company and the warrant agent for such Warrants (“Warrant Agreements”); (v) rights to purchase Ordinary Shares in the Company (“Rights”) to be issued under standby underwriting agreements to be entered into among the Company and one or more underwriters for such Rights thereunder (the “Rights Agreements”); and (vi) units composed of any combination of Ordinary Shares, Preferred Shares, Debt Securities, Warrants or Rights (“Units”), such Units to be issued under unit agreements to be entered into between the Company and a unit agent for such Units (“Unit Agreements”); and

b)	up to 2,300,000 Ordinary Shares underlying previously issued warrants included in the units sold in the Company’s initial public offering.

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation of the Company dated 14 May 2018 and the certificate of incorporation on change of name of the Company dated 9 December 2022 issued by the Registrar of Companies in the Cayman Islands.

1.2	The amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 21 October 2022 with effect from 9 December 2022 (the “Memorandum and Articles”).

1.3	The written resolutions of the board of directors of the Company dated December 11, 2023 (the “Resolutions”)

1.4	The corporate records of the Company maintained at its registered office in the Cayman Islands.

1.5	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated [●] 2023 (the “Certificate of Good Standing”).

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Memorandum and Articles remain in full force and effect and are unamended.

2.2	The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

2.3	The shareholders of the Company (the “Shareholders”) have not restricted the powers of the directors of the Company (the “Directors”) in any way.

2.4	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and Directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent (duly passed in the manner prescribed in the Memorandum and Articles), as the case may be.

2.5	The Debt Securities and the Indentures, the Warrants and the Warrant Agreements, the Rights and the Rights Agreements, and the Units and the Unit Agreements (together, the “Securities Documents”), have been, or will be, authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws.

2.6	The Securities Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws.

2.7	The choice of the laws of the State of New York as the governing law of the Securities Documents has, or will have, been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.8	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.9	All signatures, initials and seals are genuine.

2.10	The Company will receive money or money’s worth in consideration for the issue of the Ordinary Shares and the Preferred Shares, and none of the Ordinary Shares or the Preferred Shares will be issued for less than their par value.

2.11	There will be sufficient Ordinary Shares and Preferred Shares authorised for issue under the Memorandum and Articles to enable the Company to issue the Securities.

2.12	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Securities Documents.

2.13	The Debt Securities, the Warrants, the Rights and the Units will respectively be issued and authenticated as required in accordance with the provisions of a duly authorised, executed and delivered Indenture, Warrant Agreement, Rights Agreement and Unit Agreement.

2.14	The Securities Documents will be, or have been, duly executed and delivered by an authorised person of the parties thereto.

2.15	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from offering, selling or issuing the Securities or entering into and performing its obligations under the Securities Documents.

2.16	No monies paid to or for the account of any party under the Securities Documents or any property received or disposed of by any party to the Securities Documents in each case in connection with the Securities Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.17	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York.

2.18	The offer, sale, and issue of Securities under and pursuant to the Registration Statement will be of commercial benefit to the Company.

2.19	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Securities.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	With respect to the Ordinary Shares, when (i) the board of directors of the Company (the “Board”) has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Ordinary Shares has been recorded in the Company’s register of members (shareholders) (the “Register of Members”); and (iii) the subscription price of such Ordinary Shares (being not less than the par value of the Ordinary Shares) has been fully paid in cash or other consideration approved by the Board, the Ordinary Shares will be duly authorised, validly issued, fully paid and non-assessable.

3.3	With respect to the Preferred Shares, when (i) the Board has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Preferred Shares has been recorded in the Register of Members; and (iii) the subscription price of such Preferred Shares (being not less than the par value of the Preferred Shares) has been fully paid in cash or other consideration approved by the Board, the Preferred Shares will be duly authorised, validly issued, fully paid and non-assessable.

3.4	With respect to each issue of Debt Securities, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Debt Securities and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) an Indenture relating to the Debt Securities shall have been authorised and validly executed and delivered by the Company and the trustee thereunder; and (iii) when such Debt Securities issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Indenture relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Debt Securities issued pursuant to the Indenture will have been duly executed, issued and delivered.

3.5	With respect to each issue of Warrants, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Warrant Agreement relating to the Warrants shall have been duly authorised and validly executed and delivered by the Company and the warrant agent thereunder; and (iii) the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreement relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided therein, the Warrants will be duly authorised, legal and binding obligations of the Company.

3.6	With respect to each issue of the Rights, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Rights and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Rights Agreement relating to the Rights and the Rights shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) the certificates representing the Rights have been duly executed, countersigned, registered and delivered in accordance with the Rights Agreement relating to the Rights and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided therein, the Rights will be duly authorised, legal and binding obligations of the Company.

3.7	With respect to each issue of Units, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Units and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Unit Agreement relating to the Units shall have been duly authorised and validly executed and delivered by the Company and the financial institution designated as unit agent thereunder; and (iii) the certificates representing the Units have been duly executed, countersigned, registered and delivered in accordance with the Unit Agreement relating to the Units and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided therein, the Units will be duly authorised, legal and binding obligations of the Company.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	The obligations assumed by the Company under the Securities Documents will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Securities Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	we reserve our opinion as to the enforceability of the relevant provisions of the Securities Documents to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(k)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Securities Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company; and

(l)	if the Company becomes subject to Part XVIIA of the Companies Act, enforcement or performance of any provision in the Securities Documents which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or director appointment rights in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Companies Act.

4.3	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Securities Documents.

4.4	We have not reviewed the final form of any of the Securities Documents, and our opinions are qualified accordingly.

4.5	We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Securities Documents and enforce the remainder or the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.6	Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.7	In this opinion the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

We express no view as to the commercial terms of the Securities Documents or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any documents other than those as set out in Section 1 of this opinion letter and express no opinion or observation upon the terms of any such document.

This opinion letter is addressed to and for the benefit solely of the addressee and may not be relied upon by any other person for any purpose, nor may it be transmitted or disclosed (in whole or part) to any other person without our prior written consent.

Yours faithfully

Maples and Calder (Hong Kong) LLP